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EXHIBIT 99.1

Empire Resources Inc.
One Parker Plaza
Fort Lee, NJ 07024

                             FOR IMMEDIATE RELEASE

                EMPIRE RESOURCES ANNOUNCES SECOND QUARTER RESULTS

         FORT LEE, NJ, August 8, 2003 - Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income for the three and six months ended June 30, 2003 of $990,000 and $1,860,000 as compared to $637,000 and $1,371,000 for the same periods in 2002. Net sales for the three and six months were $46,873,000 and $91,810,000 as compared to $37,838,000 and $78,255,000 for the same periods in 2002. Net sales increased 24% for the three month period and 17% for the six month period as compared to the prior year.

"Despite the continued weak global economy we were able to achieve increased net sales which resulted in increased net income," said Nathan Kahn, Chief Executive Officer.

         Empire Resources, Inc. is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia and New Zealand. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company's registration statements and periodic reports filed with the Securities & Exchange Commission

Contact:
William Spier
212 759-3287 (ext. 101)
wspier@empireresources.com

                           (Table Follows)




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
In thousands, except per share data                Three Months Ended June 30,         Six Months Ended June 30,
                                                  ----------------------------       ----------------------------
                                                      2003               2002            2003             2002
                                                  ----------------------------       ----------------------------
Net sales                                         $   46,873       $   37,838        $   91,810       $   78,255
Cost of goods sold                                    43,556           35,160            85,297           72,739
                                                  -----------      -----------       -----------      -----------

Gross profit                                           3,317            2,678             6,513            5,516
Selling, general and administrative expenses           1,489            1,389             3,011            2,767
                                                  -----------      -----------       -----------      -----------

Operating income                                       1,828            1,289             3,502            2,749
Interest expense                                         249              260               475              527
                                                  -----------      -----------       -----------      -----------

Income before income taxes                             1,579            1,029             3,027            2,222
Income taxes                                             589              392             1,167              851
                                                  -----------      -----------       -----------      -----------

Net income                                        $      990       $      637        $    1,860       $    1,371
                                                       =====            =====             =====            =====

Weighted average shares outstanding:
     Basic                                             9,432           10,564             9,433           10,564
                                                       =====           ======             =====           ======

     Diluted                                           9,587           10,699             9,564           10,697
                                                       =====           ======             =====           ======

Earnings per share:
     Basic                                             $0.10            $0.06             $0.20            $0.13
                                                       =====            =====             =====            =====

     Diluted                                           $0.10            $0.06             $0.19            $0.13
                                                       =====            =====             =====            =====